MPHASE TECHNOLOGIES, INC. SIGNS MEMORANDUM OF UNDERSTANDING WITH iLEARNINGENGINES, INC. & ANNOUNCES SHAREHOLDER UPDATE

New York, NY – May 20, 2019 – mPhase Technologies, Inc. (OTCBB:XDSL) (“the Company) today announced that it has entered into a non-binding Memorandum of Understanding (“MOU”) with iLearningEngines, Inc. (“iLE”), a leader in Mission Critical Training services. Currently private, ILE was ranked 7th on Deloitte’s 2018 list of the 500 fastest growing companies in North America.

Under the terms of the MOU, the two companies are seeking a partnerhip under which mPhase will provide customer specific solutions to iLE customers using the iLE platform, with payment based on a subscription-based SaaS model. For mPhase customers, iLE will license its technology and mPhase will develop, modify, market, sell and provide customer support for such technology.

“iLE is one of the fastest growing technology companies, so to collaborate with a disruptor and innovator of this caliber is truly gratifying, “explained mPhase CEO Anshu Bhatnagar. “iLE’s credits-based Learning Management System and Collaborative Engine have revolutionized the way that organizations deliver mission critical and compliance training. We can’t provide financial guidance until our final contract terms are signed, but this partnership has the potential to be a meaningful revenue source for mPhase as we gain access to the hyper-growth at iLE.”

Details of the MOU are available in the 8-K filed in conjunction with this announcement.

Corporate Update

mPhase management will host an informational conference call and live webcast for analysts and shareholders on Monday May 20th at 5:30 PM Eastern Time (US) to discuss the Company’s strategic objectives for 2019.

To listen to the live conference call, parties in the United States and Canada should dial 929-477-0448, access code 8262816. International parties may call toll free at 888-599-8686 using the same access code 8262816. Please dial in approximately 15 minutes prior to the start of the call.

A live and archived webcast of the conference call will be accessible on the “Investor Relations” section of the Company’s website under “Presentations” at www.mphasetech.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software.

About mPhase Technologies, Inc.

mPhase Technologies, Inc has historically engaged in technology R&D, with a particular emphasis on long-life, battery cell technology. The Company is currently transitioning into a consumer-oriented technology and services company.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contacts:

Investor Contact:

ir@mphasetech.com